EXHIBIT 10.8


                          STOCK PURCHASE AGREEMENT

      THIS AGREEMENT (this "Agreement") is dated as of December 8, 1998 and is by and between TOWER REALTY TRUST, INC., a Maryland corporation ("Tower"), and METROPOLITAN PARTNERS LLC, a Delaware limited liability company ("Buyer").

                                  RECITALS

      A. In connection with the Merger (as defined herein), Tower wishes to sell to Buyer and Buyer wishes to purchase from Tower 2,169,197 shares of Series A Preferred Stock (as defined herein) at the price of $18.44 per share, on the terms and subject to the conditions set forth herein.

      B. In consideration of the mutual promises set forth herein, the parties hereby agree as follows:


                             ARTICLE DEFINITIONS

      When used herein, the following terms shall have the following meanings:

           1.1 "Buyer Disclosure Schedule" shall have the meaning assigned to such term in Section 4.2(c) hereof.

           1.2  "Closing" shall have the meaning assigned to such term in
 Section 2.2 hereof.

           1.3 "Common Stock" shall mean the common stock of Tower, par value $.01 per share.

           1.4 "Conversion Shares" shall mean (i) the shares of Common Stock issuable upon the conversion of the Shares and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

           1.5 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           1.6 "Governmental Entity" shall mean any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign.

           1.7 "Liens" shall mean with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

           1.8 "Material Adverse Effect" shall mean a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Tower and its Subsidiaries, or Buyer and its Subsidiaries, as the case may be, in each case taken as a whole, that is not a result of a decline or deterioration in the economy in general or the real estate markets in which such entities operate.

           1.9 "Merger" shall mean the merger of Tower with and into Buyer (with Buyer being the surviving entity) pursuant to the Merger Agreement.

           1.10 "Merger Agreement" shall mean the merger agreement of even date herewith between Tower, Buyer and Reckson.

           1.11 "MGCL" shall mean the Maryland General Corporation Law.

           1.12 "New York Courts" shall have the meaning assigned to such term in Section 6.7 hereof.

           1.13 "Person" shall mean any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

           1.14 "Reckson" shall mean Reckson Associates Realty Corp., a Maryland corporation.

           1.15 "Registration Rights Agreement" shall mean the Registration Rights Agreement of even date herewith between Tower and Buyer.

           1.16 "Releases" shall mean the releases executed on the date hereof by Tower, Reckson and Crescent Real Estate Equities Company, a Texas real estate investment trust.

           1.17 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           1.18 "Series A Preferred Stock" shall mean the Series A Preferred Stock of Tower having the preferences, limitations and relative rights as set forth in the Supplementary Articles of Incorporation.

           1.19 "Shares" shall mean the shares of Series A Preferred Stock to be issued by Tower to Buyer pursuant to this Agreement.

           1.20 "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other equity interests.

           1.21 "Supplementary Articles of Incorporation" shall mean the Supplementary Articles of Incorporation of Tower in the form attached hereto as Exhibit A, as amended from time to time.

           1.22 "Tower Disclosure Schedule" shall have the meaning assigned to such term in Section 4.1(b)(i) hereof.

           1.23 "Tower Permitted Liens" shall mean (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business for sums not yet due and payable and such Liens as are being contested by Tower in good faith, (ii) Liens arising or resulting from any action taken by Buyer or any of its affiliates, (iii) matters that would be disclosed by an accurate survey or inspection of the Company Real Property (as such term is defined in the Merger Agreement), (iv) Liens for current taxes not yet due or payable, (v) any covenants, conditions, restrictions, reservations, rights, Liens, easements, encumbrances, encroachments and other matters affecting title which are shown as exceptions on Tower's title insurance polices and/or title commitments or reports which have been made available to Buyer or any of its affiliates, (vi) any other covenants, conditions, restrictions, reservations, rights, non-monetary Liens, easements, encumbrances, encroachments and other matters affecting title which do not individually or in the aggregate materially adversely affect the value or use of any of the Company Real Property as it is presently used,
 (vii) Company Space Leases (as defined in the Merger Agreement) and
 (viii) matters set forth in Schedule 3.3(c) of the Company Disclosure Schedule (as defined in the Merger Agreement) and/or permitted pursuant to Sections 5.1(n), 5.1(r), 5.1(s) or 5.4 of the Merger Agreement.

           1.24 "Transaction Agreements" shall mean this Agreement, the Merger Agreement, the Registration Rights Agreement and the Releases.


                           ARTICLE STOCK PURCHASE

           2.1 PURCHASE AND SALE. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, at the Closing, Tower shall issue and sell to Buyer, and Buyer shall purchase from Tower, 2,169,197 shares of Series A Preferred Stock at the price of $18.44 per share, equal to an aggregate purchase price of $40,000,000.

           2.2  CLOSING.

           (a) The closing of the purchase and sale transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, simultaneously with the execution and delivery of this Agreement or as soon thereafter as all of the conditions set forth in
 Section 2.3 hereof are waived by Buyer or completed.

           (b) At the Closing, Tower shall deliver to Buyer a duly executed stock certificate in the name of Buyer evidencing the Shares to be purchased and Buyer shall deliver the purchase price therefor, which shall be paid by wire transfer to an account designated by Tower prior to the Closing.

           (c) At the Closing, Buyer shall deliver to Tower the Representation Letter (as defined in Section 4.1(f) hereof).

           2.3 ACTIONS AT THE CLOSING. At the Closing, the following actions shall occur:

           (a) Each of the other Transaction Agreements shall be duly executed and delivered by the parties thereto and shall be in full force and effect.

           (b) The Supplementary Articles of Incorporation shall be duly and validly filed with the Secretary of State of the Department of Assessments and Taxation of the State of Maryland and shall be in full force and effect.


                              ARTICLE COVENANTS

           3.1 USE OF PROCEEDS. Tower shall use the proceeds of the sale of the Shares pursuant to this Agreement to make a principal payment of $20,000,000 in respect of the Loan Agreement dated as of December 31, 1997 between Credit Suisse First Boston Mortgage Capital LLC and 810 7th Avenue, L.P. promptly after the Closing; Tower shall use the balance of the proceeds only for general corporate purposes and in compliance with Section
 5.1 of the Merger Agreement until the earlier of the consummation of the Merger and the termination of the Merger Agreement.

           3.2 PUBLICITY. None of Tower, Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange.

           3.3  TRANSFER.

           (a) Prior to Termination of Merger Agreement. Buyer agrees that prior to the termination of the Merger Agreement for any reason, neither Buyer nor any of its affiliates may transfer the Shares to any Person that is not Buyer or any affiliate of Reckson who agrees to be bound by the terms and provisions of this Agreement.

           (b) After Termination of Merger Agreement. Buyer agrees that during the period commencing upon the termination of the Merger Agreement and ending on the fifth anniversary of the date hereof (the "restricted period") none of Buyer or any of its affiliates shall transfer the Shares or the Conversion Shares to any Person that is not Buyer or wholly owned subsidiary of Buyer. Notwithstanding the foregoing, during the restricted period Buyer and its wholly owned subsidiaries shall have the right to transfer (i) any or all Shares and Conversion Shares in privately negotiated transactions or, in registered offerings pursuant to the Registration Rights Agreement, to any Person specified in Rule 13d-1(b)(1)(ii) promulgated under the Exchange Act (as such rule was in effect immediately prior to its February 17, 1998 amendment) who would be eligible based on such Person's status and passive intent with respect to the ownership, holding and voting of such Shares or Conversion Shares to report such Person's ownership of such Shares or Conversion Shares (assuming such Person owned a sufficient number of such Shares or Conversion Shares to require such filing) on Schedule 13G, (ii) Shares and Conversion Shares that (treating all such Shares as converted into Conversion Shares) represent 5% or less of the issued and outstanding Common Stock, in privately negotiated transactions or, in registered offerings pursuant to the Registration Rights Agreement, to any Person who would not, after such transfer, beneficially own in excess of 9.9% of the issued and outstanding Common Stock (treating all Shares as converted into Conversion Shares), (iii) any or all Shares or Conversion Shares in transactions effected on the New York Stock Exchange (the "NYSE") and
 (iv) any or all Shares or Conversion Shares in Rule 144 transactions subject to the volume limitations of Rule 144(e).

           3.4  PROXY/ACQUISITION RESTRICTIONS.

           (a) During the restricted period, neither Buyer nor any of its affiliates (as such term is defined under the Exchange Act) will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries; (B) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its Subsidiaries; or (C) any "solicitation" of "proxies" or become a "participant" in an "election contest" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (ii) form, join or in any way participate in a "group" (as defined under the Exchange Act) or call or seek to call a shareholders' meeting or propose or solicit shareholders for the approval of any shareholder proposal so long as such meeting or proposal relates to election of directors, control of the Company or an extraordinary transaction; or
 (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company.

           (b) Until the earlier to occur of (i) the fifth anniversary of the date hereof and (ii) the date the aggregate ownership of Buyer and its affiliates of Conversion Shares (treating all Shares as the number of Conversion Shares into which they may be converted) is less than 2% of the outstanding Common Stock (treating all Shares as the number of Conversion Shares into which they may be converted), neither the Buyer nor any of its affiliates will in any manner, directly or indirectly effect or seek, offer or propose to effect, or cause or participate in any acquisition of any securities (or beneficial ownership interest) of the Company or any of its Subsidiaries.

           (c) Notwithstanding anything to the contrary in Sections 3.3 and 3.4, nothing herein shall prevent or restrict Buyer or its affiliates from voting any capital stock of the Company, or tendering or surrendering shares of capital stock into or in connection with a tender or exchange offer, or recapitalization, restructuring, liquidation or dissolution so long as such action would not otherwise violate Section 3.4(a).

           3.5 LISTING APPLICATION. Tower agrees to promptly, and in no event later than five business days from the date hereof, submit a listing application to the NYSE with respect to the Shares and the Conversion Shares and Buyer shall be entitled to review and comment on such listing application and the submission of any other materials to the NYSE in connection with the listing of the Shares and the Conversion Shares. Tower shall use best efforts to cause the Shares and the Conversion Shares to be approved for listing on the NYSE and shall provide to Buyer evidence of such listing when approved and shall maintain the listing of the Common Stock on the NYSE.


                           ARTICLE REPRESENTATIONS

           4.1 REPRESENTATIONS OF TOWER. Tower represents and warrants to Buyer on the date hereof and upon the Closing as follows:

           (a) Authorization. Tower has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Board of Directors of Tower and no other corporate proceedings on the part of Tower are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Tower and constitutes, assuming due authorization, execution and delivery of this Agreement by Buyer, a valid and binding obligation of Tower, enforceable against Tower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

           (b)  No Violations; Consents and Approvals.

                (i) Except as set forth in Schedule 4.1(b)(i) of the disclosure schedule of Tower attached hereto (the "Tower Disclosure Schedule"), neither the execution and delivery of this Agreement nor the performance by Tower of its obligations hereunder will (A) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or the by-laws of Tower; (B) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Tower's stock option or other benefit plans, or any grant or award made under any of the foregoing; (C) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) or result in the creation of any Lien upon any properties of Tower or any of its Subsidiaries (other than Tower Permitted Liens) under any of the terms, conditions or provisions of, any note, mortgage, indenture, letter of credit, other evidence of indebtedness, franchise, permit, guarantee, license, lease or agreement or similar instrument or obligation to which Tower or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (D) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (ii) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Tower or any of its Subsidiaries is subject, excluding from the foregoing clauses (B), (C) and (D) such requirements, defaults, breaches, rights, violations or creations of such liens, security interests, charges or encumbrances (x) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Tower to perform its obligations hereunder or (y) that become applicable as a result of the business or activities in which Buyer or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer or any of its affiliates.

                (ii) Except as set forth in Schedule 4.1(b)(ii) of the Tower Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the other Transaction Agreements by Tower or the performance by Tower of its obligations hereunder or under the Releases, except (A) the filing of the Supplementary Articles of Incorporation in accordance with the MGCL and (B) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of Tower to perform its obligations hereunder or thereunder or (y) that became applicable as a result of the business or activities in which Buyer or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Buyer or any of its affiliates.

           (c) The representations and warranties set forth in Article III of the Merger Agreement (except for Sections 3.2, 3.3, 3.20, 3.21 and 3.25), the related disclosure schedule of Tower attached thereto and all definitions used in such Article III are incorporated by reference as if set forth in full in this Agreement; provided that the term "Agreement" when used in such provisions shall be deemed to refer to the Merger Agreement.

           (d) Authorization and Issuance of Capital Stock. The authorization, issuance, sale and delivery of the Shares pursuant to this Agreement and the authorization, reservation, issuance, sale and delivery of the Conversion Shares have been duly authorized by all requisite corporate action on the part of Tower, and when issued, sold and delivered in accordance with this Agreement, the Shares and the Conversion Shares will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, will have been issued in compliance with the Securities Act and applicable state securities and "blue sky" laws, and will be free of any Liens and not subject to preemptive or similar rights of the stockholders of Tower or others.

           (e) Reservation of Shares. Tower has reserved a sufficient number of shares of Series A Preferred Stock for issuance to Buyer pursuant to this Agreement and a sufficient number of shares of Common Stock for issuance upon the conversion of the Series A Preferred Stock.

           (f) State Takeover Statutes/REIT Ownership Restrictions. Tower has taken all action necessary to (i) exempt the transactions contemplated by this Agreement (including the acquisition of the Conversion Shares) from the operation or triggering of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute enacted under the state or federal laws of the United States or similar statute or regulation and (ii) provide that none of the Shares or Conversion Shares owned by Buyer or its affiliates shall be, while owned by Buyer and its affiliates, subject to any restrictions on the transfer or ownership of capital stock of Tower set forth in its charter (including, without limitation, article VII thereof, except to the extent that Buyer has represented, as to itself and its affiliates, otherwise in that certain representation letter delivered by Reckson to Tower dated the date hereof (the "Representation Letter")).

           4.2 REPRESENTATIONS OF BUYER. Buyer represents and warrants to Tower that:

           (a) Authority and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all power and authority to carry on its business as now conducted. Buyer has heretofore delivered or made available to Tower true and complete copies of its governing documents or other organizational documents of like import, as currently in effect.

           (b) Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer, and constitutes, assuming due authorization, execution and delivery of this Agreement by Tower, a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

           (c)  No Violation; Consents and Approvals.

                (i) Except as set forth in Schedule 4.2(c)(i) of the disclosure schedule of Buyer attached hereto (the "Buyer Disclosure Schedule"), neither the execution and delivery of this Agreement nor the performance by Buyer of its obligations hereunder will (A) conflict with or result in any breach of any provision of the certificate of formation or operating agreement (or other governing or organizational documents) of Buyer or (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of, any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (C) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (ii) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Buyer or any of its Subsidiaries is subject, excluding from the foregoing clauses (B) and (C) such requirements, defaults, breaches, rights or violations (x) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder or (y) that became applicable as a result of the business or activities in which Tower or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining, to Tower or any of its affiliates.

                (ii) Except as set forth in Schedule 4.2(c)(ii) of the Buyer Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the other Transaction Agreements by Buyer or the performance by Buyer of its obligations hereunder, except such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of Buyer to perform its obligations hereunder or (y) that became applicable as a result of the business or activities in which Tower or any of its affiliates is or proposes to be engaged or any acts or omissions by, or facts pertaining to, Tower or any of its affiliates.

           (d) Investment. Buyer is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

           (e) Shares Not Registered. Buyer understands that (i) the Shares have not been, and the Conversion Shares, when and if issued will not be, registered under the Securities Act by reason of their issuance by Tower in a transaction exempt from the registration requirements of the Securities Act and (ii) the Shares and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act or is exempt from registration thereunder.

           (f) Rule 144. Buyer further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Buyer) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

           (g) Accredited Investor. Buyer is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

           (h) Legend. Buyer agrees to the placement on the certificates representing Shares or Conversion Shares of the following legend:

                "THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF OR EXEMPTIONS UNDER SUCH ACT AND LAWS AND IN COMPLIANCE WITH TRANSFER RESTRICTIONS CONTAINED IN THE MERGER AGREEMENT, DATED AS OF DECEMBER 8 1998, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY."

 Buyer will be entitled to exchange legended certificates for new certificates representing Shares or Conversion Shares, as the case may be, which certificates shall not contain the legend set forth above if (a) such Shares or Conversion Shares are sold or otherwise disposed of pursuant to a registration statement that is declared effective by the SEC or pursuant to Rule 144 under the Securities Act or (b) Buyer delivers a written opinion of counsel reasonably acceptable to the Company to the effect that such legend is not required by the applicable provisions of the Securities Act.


                   ARTICLE MERGER TERMINATION ARRANGEMENTS

           5.1 PAYMENT BY BUYER. In the event that any court of competent jurisdiction issues a final, non-appealable judgment determining that Buyer and Reckson (i) are, under the terms of the Merger Agreement, obligated to consummate the Merger but have failed to do so, or (ii) failed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions (as defined in the Merger Agreement), which actions or things are necessary for the satisfaction of the conditions set forth in Sections 6.1(d) or 6.1(e) of the Merger Agreement, or which actions or things are necessary for the Share Issuance Approval (excluding from the foregoing any actions which are not in violation of the Merger Agreement), then Buyer shall immediately return to Tower 75% of the Shares purchased (equivalent to $30,000,000 of purchase price) and retain the balance. The payment made pursuant to this
 Section 5.1 shall reduce by $30,000,000 the amount of damages otherwise payable by Buyer to Tower under any such judgment.

           5.2 PAYMENT BY TOWER. In the event that any court of competent jurisdiction issues a final, non-appealable judgment determining that Tower
 (i) is, under the terms of the Merger Agreement, obligated to consummate the Merger but has failed to do so, or (ii) failed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, which actions or things are necessary for the satisfaction of the conditions set forth in Sections 6.1(a) or 6.1(d) of the Merger Agreement (excluding from the foregoing any actions which are not in violation of the Merger Agreement), then Tower shall immediately pay to Buyer $30,000,000 in cash. The payment made pursuant to this Section 5.2 shall reduce by $30,000,000 the amount of damages otherwise payable by Tower to Buyer under any such judgment.


                            ARTICLE MISCELLANEOUS

           6.1 NOTICES. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                (i)  if to Tower, to:

                     Tower Realty Trust, Inc.
                     292 Madison Avenue
                     New York, New York  10017
                     Telecopy:      (212) 448-1865
                     Attention:     Chief Financial Officer

                     with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue
                     New York, New York  10022-9931
                     Telecopy:      (212) 735-2000
                     Attention:     Lou R. Kling, Esq.
                            Howard L. Ellin, Esq.

                (ii) if to Buyer, to:

                     METROPOLITAN PARTNERS LLC
                     c/o Reckson Associates Realty Corp.
                     225 Broadhollow Road
                     Melville, New York  11747
                     Telecopy:      (516) 622-6788
                     Attention:     Jason M. Barnett, General Counsel

                     with a copy to:

                     Fried, Frank, Harris, Shriver & Jacobson
                     One New York Plaza
                     New York, New York  10004-1980
                     Telecopy:      (212) 859-4000
                     Attention:     Stephen Fraidin, P.C.

           All such notices, requests, consents and other communications shall be deemed to have been given when received.

           6.2 EXPENSES. Each of Tower and Buyer shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the consummation of the transactions contemplated hereby.

           6.3 TRANSFER TAXES. Tower agrees that it will pay, and will hold Buyer harmless from any and all liability with respect to any stock transfer, documentary, stamp or other similar taxes which may be determined to be payable in connection with the execution and delivery and performance of this Agreement or any modification, amendment or alteration of the terms or provisions of this Agreement, and that it will similarly pay and hold Buyer harmless from all such taxes in respect of the issuance of the Shares and the Conversion Shares to Buyer.

           6.4 SURVIVAL. All representations and warranties made by Tower herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing, shall not survive the Closing and the delivery of this Agreement and the delivery of the Shares.

           6.5 NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights, duties, obligations or remedies hereunder.

           6.6 EXCHANGES; LOST, STOLEN OR MUTILATED CERTIFICATES. Upon surrender by Buyer to Tower of any certificate representing Shares or Conversion Shares purchased or acquired hereunder, Tower at its expense will, within five business days, issue in exchange therefor, and deliver to Buyer, a new certificate or certificates representing such Shares or Conversion Shares, in such denominations as may be requested by Buyer.
 Upon receipt of evidence reasonably satisfactory to Tower of the loss, theft, destruction or mutilation of any certificate representing any Shares or Conversion Shares purchased or acquired by Buyer hereunder, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Tower, or in case of any such mutilation, upon surrender and cancellation of such certificate, Tower at its expense will, within five business days, issue and deliver to Buyer a new certificate for such Shares or Conversion Shares of like tenor, in lieu of such lost, stolen or mutilated certificate.

           6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Each of Tower and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.

           6.8 CAPTIONS. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

           6.9 NO FINDERS OR BROKERS. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fee will be paid by Tower, and except for Salomon Smith Barney, Inc., whose fee will be paid by Reckson, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, either of the parties hereto or their respective affiliates that would be entitled to any fee or commission from either of the parties hereto or their respective affiliates upon consummation of the transactions contemplated hereby.

           6.10 AMENDMENT AND WAIVER.

           (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

           (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all the parties hereto, and (ii) only in the specific instance and for the specific purpose for which it is made or given.

           6.11 FURTHER ASSURANCES. At any time or from time to time after the Closing, Buyer, on one hand, and Tower, on the other hand, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

           6.12 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of Tower and Buyer and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement may not be assigned by either party. Any purported assignment in violation of this Agreement shall be null and void. Notwithstanding the foregoing, Buyer may assign this Agreement to a Subsidiary, and upon any such assignment, such assignee shall have and be able to exercise all the rights of Buyer hereunder.

           6.13 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

           6.14 REPRESENTATION LETTER. Tower's representations are predicated on the accuracy and completeness of the Representation Letter.

           6.15 ENTIRE AGREEMENT. This Agreement, the Representation Letter and the other Transaction Agreements, together with the exhibits and schedules hereto and thereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein or in the Transaction Agreements. This Agreement and the other Transaction Agreements, together with the exhibits and schedules hereto and thereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

           6.16 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

           6.17 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

           [SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

      IN WITNESS WHEREOF, each of the undersigned has executed, or has caused to be executed, this Agreement as of the date first written above.


                                   TOWER REALTY TRUST, INC.


                                   By: /s/ Lester S.  Garfinkel
                                      -------------------------------------
                                      Name:  Lester S. Garfinkel
                                      Title: Executive Vice President,
                                               Finance and Administration
                                               and Chief
Financial Off


                                   METROPOLITAN PARTNERS LLC

                                   By:  Reckson Operating Partnership, L.P.,
                                        a member

                                   By:  Reckson Associates Realty Corp., its
                                        sole general partner


                                   By: /s/ Scott H. Rechler
                                      -------------------------------------
                                      Name:  Scott H. Rechler
                                      Title: President